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                                                        EXHIBIT 99.1
HIGHLAND BANCORP, INC.

FOR IMMEDIATE RELEASE                       Contact:  Steve Rippe, CEO
                                                      Highland Bancorp, Inc.
                                                      (818) 848-4265

HIGHLAND BANCORP ANNOUNCES AGREEMENT AND PLAN OF MERGER WITH JACKSON FEDERAL
BANK


     Burbank, California (April 25, 2000) -- Highland Bancorp, Inc. (NASDAQ -
HBNK) ("Highland") today announced that it has entered into an Agreement and Plan of Merger with Jackson Federal Bank ("Jackson"), pursuant to which Jackson would acquire Highland and its subsidiary, Highland Federal Bank, for cash in a merger transaction.

     The Agreement provides that each share of Highland will be acquired by Jackson for $25.45 in cash, subject to terms and closing conditions customary for such acquisitions. The transaction has received the unanimous approval of the Board of Directors of Highland.

     Mr. Steve Rippe, Chief Executive Officer of Highland, said "The Board of Directors evaluated Highland's strategic alternatives, and we believe this merger with Jackson enhances shareholder value, while at the same time allowing the combined institutions to provide expanded services to our customers."

     Jackson Federal Bank, headquartered in San Bernardino, Calif., is a wholly-owned subsidiary of Jackson National Life Insurance Company. Jackson National Life, headquartered in Lansing, Michigan, is one of America's largest life insurance companies, with over $138 billion of life insurance in force and over $41 billion in assets (GAAP), with over $3.9 billion of fixed and variable annuity sales in 1999. Jackson National Life is wholly-owned by England's Prudential plc, founded in 1848, one of the world's largest insurance organizations (not affiliated with Prudential Insurance Company of America).
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     The transaction is subject to the approval of the shareholders of Highland and to the receipt of all required regulatory approvals. It is anticipated that the transaction will close in the fourth quarter of 2000. Sandler O'Neill & Partners, L.P. acted as financial advisor to Highland for this transaction.

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties that could cause actual results, performance, or achievements to differ materially. These uncertainties include economic conditions, interest rates, changes in government regulation and monetary policy, competition, and other factors as set forth in the Company's Annual Report on Form 10-K.

     Highland Bancorp, Inc. is the holding company for Highland Federal Bank, a 32-year-old federal savings bank. Highland operates 7 retail branches in California, and is headquartered at 601 South Glenoaks Blvd., Burbank, California 91502.

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